Filed Pursuant to Rule 424(b)(2)
Registration No. 333-145109

Prospectus Supplement dated March 14, 2008

(to Prospectus dated January 31, 2008)

Chase Issuance Trust

Issuing Entity

Chase Bank USA, National Association

Sponsor, Depositor, Originator, Administrator and Servicer

CHASEseries

$200,000,000 Class A(2008-3) Notes

The issuing entity will issue and sell:	Class A(2008-3) Notes
Principal amount	$200,000,000
Interest rate	One-month LIBOR plus 1.10% per annum
Interest payment dates	15th day of each calendar month beginning May 15, 2008
Scheduled principal payment date	March 17, 2014
Legal maturity date	March 15, 2016
Expected issuance date	April 1, 2008
Price to public	$200,000,000 (or 100.000%)
Underwriting discount	$500,000 (or 0.250%)
Proceeds to the issuing entity	$199,500,000 (or 99.750%)

Interest on these Class A(2008-3) notes for the period from the issuance date through and including April 14, 2008 will be paid on the issuance date and these Class A(2008-3) notes will not receive an interest payment on April 15, 2008.

These Class A Notes form a part of the same tranche and, except as described above, have the same terms as, and are fungible with, the issuing entity’s $710,000,000 Class A(2008-3) notes which will be issued on March 17, 2008 which have an interest rate of LIBOR + 1.10% and a scheduled principal payment date of March 17, 2014 with a legal maturity date of March 15, 2016. Upon completion of this offering, the aggregate outstanding dollar principal amount of Class A(2008-3) notes will be $910,000,000.

The Class A(2008-3) notes are a tranche of the Class A notes of the CHASEseries.

For a description of how the interest rate for the Class A(2008-3) notes is determined see “Transaction Summary” and “Glossary” in this prospectus supplement and “Summary—Interest” in the accompanying prospectus.

The assets of the issuing entity include:

•	The collateral certificate, Series 2002-CC, issued by the First USA Credit Card Master Trust;
•	The collateral certificate, Series 2004-CC, issued by the Chase Credit Card Master Trust;
•	Credit card receivables that arise in certain revolving credit card accounts owned by Chase Bank USA, National Association; and
•	The collection account, the excess funding account and any other supplemental accounts, including the interest funding account and the principal funding account.

The assets of the issuing entity may include in the future:

•	One or more additional collateral certificates issued by credit card master trusts or other securitization special purpose entities whose assets consist primarily of credit card receivables arising in revolving credit card accounts owned by Chase Bank USA, National Association or by one of its affiliates; and
•	Additional credit card receivables that arise in revolving credit card accounts owned by Chase Bank USA, National Association or by one of its affiliates.

Enhancement for the Class A(2008-3) notes is provided in the form of outstanding subordinated notes as described in “Transaction Summary” in this prospectus supplement and in “Summary—Subordination; Credit Enhancement” in the accompanying prospectus.

You should consider the discussion under “ Risk Factors” beginning on page 11 of the accompanying prospectus before you purchase any notes.

The notes are obligations of the issuing entity only and are not interests in or obligations of Chase Bank USA, National Association, any of its affiliates or any other person or entity.

The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the SEC nor any state securities commission has approved the Class A(2008-3) notes or determined that this prospectus supplement or the accompanying prospectus is truthful, accurate or complete. Any representation to the contrary is a criminal offense.

Underwriter

JPMorgan

You should consider the discussion under “ Risk Factors” beginning on page 11 of the accompanying prospectus before you purchase any notes.

The notes are obligations of the issuing entity only and are not interests in or obligations of Chase Bank USA, National Association, any of its affiliates or any other person or entity.

The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Page

Glossary	S-2

Annex I: Other Outstanding Classes and Tranches	A-I-1

Annex II: Outstanding First USA Master Trust Series and Chase Master Trust Series	A-II-1

i

Important Notice about Information Presented in this

Prospectus Supplement and the Accompanying Prospectus

We provide information to you about the CHASEseries notes in two separate documents that progressively provide more detail: (a) this prospectus supplement, which will describe the specific terms of the Class A(2008-3) notes and (b) the accompanying prospectus, which provides specific information about the CHASEseries notes and general information about all of the notes that may be issued by the issuing entity, some of which may not apply to the Class A(2008-3) notes, and financial and other information about the issuing entity’s assets.

This prospectus supplement may be used to offer and sell the Class A(2008-3) notes only if accompanied by the prospectus.

This prospectus supplement may supplement disclosure in the accompanying prospectus. If the terms of the Class A(2008-3) notes vary between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information provided in this prospectus supplement and the accompanying prospectus including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the Class A(2008-3) notes in any state where the offer is not permitted. We do not claim the accuracy of the information in this prospectus supplement or the accompanying prospectus as of any date other than the dates stated on their respective covers.

We include cross-references in this prospectus supplement and in the accompanying prospectus to captions in these materials where you can find further related discussions. The Table of Contents in this prospectus supplement and in the accompanying prospectus provide the pages on which these captions are located.

ii

Transaction Summary

Issuing Entity:	Chase Issuance Trust

Sponsor, Depositor, Originator, Administrator and Servicer:	Chase Bank USA, National Association

Owner Trustee:	Wilmington Trust Company

Indenture Trustee and Collateral Agent:	Wells Fargo Bank, National Association

Expected Issuance Date:	April 1, 2008

Annual Servicing Fee:	1.5%

Clearance and Settlement:	DTC/Clearstream/Euroclear

Trust Assets:	The First USA Master Trust collateral certificate, the Chase Master Trust collateral certificate, receivables originated in MasterCard® and VISA® accounts, including recoveries on charged-off receivables and interchange

Notes Offered by this Prospectus Supplement:	Class A(2008-3)

Principal Amount:	$200,000,000

Anticipated Ratings: (Moody’s/Standard & Poor’s/Fitch)	Aaa/AAA/AAA

Enhancement:	subordination of the Class B notes and the Class C notes

Class A Required Subordinated Amount of Class C Notes:	6.49718% of the adjusted outstanding dollar principal amount of the Class A(2008-3) notes

Class A Required Subordinated Amount of Class B Notes:	6.49718% of the adjusted outstanding dollar principal amount of the Class A(2008-3) notes

Invested Amount of the First USA collateral certificate on Expected Issuance Date:	$19,000,000,000

Invested Amount of the Chase collateral certificate on Expected Issuance Date:	$3,200,000,000

Aggregate Outstanding Dollar Principal Amount of CHASEseries notes on Expected Issuance Date (including the Class A(2008-3) notes):	$63,150,000,000

Aggregate Outstanding Dollar Principal Amount of Class A notes on Expected Issuance Date (including the Class A(2008-3) notes):	$54,810,000,000

Aggregate Outstanding Dollar Principal Amount of Class B notes on Expected Issuance Date:	$4,590,000,000

Aggregate Outstanding Dollar Principal Amount of Class C notes on Expected Issuance Date:	$3,750,000,000

Interest Rate:	One-month LIBOR plus 1.10% per annum

Initial LIBOR Determination Date:	March 13, 2008*

Interest Accrual Method:	actual/360

Interest Payment Dates:	monthly on the 15th (unless the 15th is not a business day, in which case it will be the next business day)

First Interest Payment Date:	May 15, 2008**

Scheduled Commencement of Accumulation Period:	March 1, 2013

Scheduled Principal Payment Date:	March 17, 2014

Legal Maturity Date:	March 15, 2016

Price to Public:	$200,000,000 or (100.000%)

Underwriting Discount:	$500,000 or (0.250%)

Net proceeds from the sale of the Class A(2008-3) notes net of estimated expenses and interest to be paid on the offered notes on the issuance date:	$199,095,305 or (99.548%)

CUSIP/ISIN:	161571CN2/US161571CN26

*	For a description of LIBOR and LIBOR Determination Date, see “Glossary” below.
**

Interest on these Class A(2008-3) notes for the period from the issuance date through and including April 14, 2008 will be paid on the issuance date and these Class A(2008-3) notes will not receive an interest payment on April 15, 2008.

iii

Use of Proceeds

The proceeds from the sale of the notes offered by this prospectus supplement, in the amount of $199,500,000 before deduction of issuance expenses, will be paid to Chase USA. The estimated expenses are $100,000. The interest to be paid on the offered notes on the issuance date is approximately $304,694. Therefore, the proceeds, net of issuance expenses and interest to be paid on the offered notes on the issuance date, will be approximately $199,095,305. Chase USA will use the net proceeds for its general corporate purposes.

Underwriting

Subject to the terms and conditions of the underwriting agreement for the offered notes, the issuing entity has agreed to sell to the underwriter named below, and the underwriter has agreed to purchase, the principal amount of the offered notes opposite its name:

Underwriter	Principal Amount
J.P. Morgan Securities Inc.	$200,000,000

Total	$200,000,000

The underwriter has agreed, subject to the terms and conditions of the underwriting agreement, to purchase all $200,000,000 aggregate principal amount of the offered notes if any of the offered notes are not purchased.

The underwriter has advised the issuing entity that the underwriter proposes initially to offer the offered notes to the public at the public offering price on the cover page of this prospectus supplement, and to certain dealers at that public offering price less a concession not in excess of 0.150% of the principal amount of the offered notes. The underwriter may allow, and those dealers may reallow to other dealers, a concession not in excess of 0.075% of the principal amount.

After the public offering, the public offering price and other selling terms may be changed by the underwriter.

The underwriter of the offered notes has represented and agreed that:

•

it has not offered or sold and, prior to the date which is six months after the date of issue of the offered notes, will not offer or sell any offered notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995;

•

it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the offered notes in, from or otherwise involving the United Kingdom; and

•

it has only communicated or caused to be communicated and it will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of any offered notes in circumstances in which section 21(1) of the Financial Services and Markets Act 2000 does not apply to the issuing entity.

In connection with the sale of the offered notes, the underwriter may engage in:

•	over-allotments, in which members of the syndicate selling the offered notes sell more notes than the issuing entity actually sold to the syndicate, creating a syndicate short position;

•	stabilizing transactions, in which purchases and sales of the offered notes may be made by the members of the selling syndicate at prices that do not exceed a specified maximum;

•

syndicate covering transactions, in which members of the selling syndicate purchase the offered notes in the open market after the distribution has been completed in order to cover syndicate short positions; and

•

penalty bids, by which underwriters reclaim a selling concession from a syndicate member when any of the offered notes originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered notes to be higher than it would otherwise be. These transactions, if commenced, may be discontinued at any time.

The issuing entity and Chase USA will, jointly and severally, indemnify the underwriter against certain liabilities, including liabilities under applicable securities laws, or contribute to payments the underwriter may be required to make in respect of those liabilities. The issuing entity obligation to indemnify the underwriter will be limited to available finance charge collections after making all required payments and required deposits under the indenture.

The issuing entity will receive proceeds of approximately $199,500,000 from the sale of the offered notes. This amount represents 99.750% of the principal amount of those notes. The issuing entity will receive this amount net of the underwriting discount of $500,000. The underwriting discount represents 0.250% of the principal amount of those notes. Additional issuance expenses are estimated to be $100,000. The issuing entity will pay these proceeds to Chase USA which will use the proceeds as described in “Use of Proceeds” in this prospectus supplement.

J.P. Morgan Securities Inc. is a wholly owned subsidiary of JPMorgan Chase & Co. and an affiliate of Chase USA and of JPMorgan Chase Bank, National Association.

Glossary

This prospectus supplement uses defined terms such as those found below. You can find a listing of defined terms in the “Glossary of Defined Terms” beginning on page 152 in the accompanying prospectus.

“LIBOR” means, as of any LIBOR Determination Date, the rate for deposits in United States dollars for a one-month period which appears on Reuters Screen LIBOR01 Page or on such comparable system as is customarily used to quote LIBOR as of 11:00 a.m., London time, on that date. If this rate does not appear on Reuters Screen LIBOR01 Page or on a comparable system as is customarily used to quote LIBOR, the rate for that LIBOR Determination Date will be determined on the basis of the rates at which deposits in United States dollars are offered by four major banks selected by the beneficiary of the issuing entity at approximately 11:00 a.m., London time, on that day to prime banks in the London interbank market for a one-month period. The indenture trustee will request the principal London office of each of the banks to provide a quotation of its rate. If at least two quotations are provided, the rate for that LIBOR Determination Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the rate for that LIBOR Determination Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the beneficiary of the issuing entity, at approximately 11:00 a.m., New York City time, on that day for loans in United States dollars to leading European banks for a one-month period.

“LIBOR Determination Date” means (1) March 13, 2008 for the period from and including April 1, 2008 through but excluding April 15, 2008 and (2) for each interest period thereafter, the second London Business Day prior to each interest payment date on which that interest period commences.

“London Business Day” means any Business Day on which dealings in deposits in United States dollars are transacted in the London interbank market.

Annex I

Other Outstanding Classes and Tranches

The information provided in this Annex I is an integral part of the prospectus supplement.

CHASEseries

Class A	Issuance Date	Nominal Liquidation Amount	Note Interest Rate	Scheduled Principal Payment Date	Legal Maturity Date
Class A(2002-6)	November 8, 2002	$500,000,000	One Month LIBOR + 0.19%	October 15, 2009	June 15, 2012
Class A(2003-3)	April 16, 2003	$1,250,000,000	One Month LIBOR + 0.11%	April 15, 2008	December 15, 2010
Class A(2003-4)	May 22, 2003	$500,000,000	One Month LIBOR + 0.25%	May 15, 2013	January 15, 2016
Class A(2003-6)	June 16, 2003	$1,000,000,000	One Month LIBOR + 0.11%	June 16, 2008	February 15, 2011
Class A(2003-7)	July 30, 2003	$500,000,000	3.35%	July 15, 2008	March 15, 2011
Class A(2003-8)	September 16, 2003	$525,000,000	One Month LIBOR + 0.25%	September 16, 2013	May 16, 2016
Class A(2003-9)	October 24, 2003	$650,000,000	3.86%	October 15, 2008	June 15, 2011
Class A(2003-10)	October 24, 2003	$1,000,000,000	One Month LIBOR + 0.11%	October 15, 2008	June 15, 2011
Class A(2004-1)	February 20, 2004	$650,000,000	3.45%	February 17, 2009	October 17, 2011
Class A(2004-3)	May 12, 2004	$675,000,000	One Month LIBOR + 0.17%	June 16, 2014	February 15, 2017
Class A(2004-5)	August 4, 2004/ August 9, 2004	$750,000,000	One Month LIBOR + 0.13%	July 15, 2011	March 17, 2014
Class A(2004-6)	August 31, 2004	$550,000,000	3.94%	August 17, 2009	April 16, 2012
Class A(2004-7)	September 21, 2004	$1,200,000,000	One Month LIBOR + 0.12%	September 15, 2011	May 15, 2014
Class A(2004-8)	November 4, 2004	$350,000,000	One Month LIBOR + 0.12%	January 15, 2013	September 15, 2015
Class A(2005-1)	May 4, 2005	$1,650,000,000	One Month LIBOR + 0.01%	April 15, 2008	December 15, 2010
Class A(2005-2)	May 4, 2005	$600,000,000	One Month LIBOR + 0.07%	April 16, 2012	December 15, 2014
Class A(2005-3)	May 23, 2005	$650,000,000	One Month LIBOR + 0.02%	February 17, 2009	October 17, 2011
Class A(2005-4)	May 31, 2005	$800,000,000	4.23%	May 17, 2010	January 15, 2013
Class A(2005-5)	June 23, 2005	$700,000,000	One Month LIBOR + 0.02%	June 15, 2009	February 15, 2012
Class A(2005-6)	August 2, 2005	$825,000,000	One Month LIBOR + 0.07%	July 16, 2012	July 15, 2014
Class A(2005-7)	August 10, 2005	$750,000,000	4.55%	January 18, 2011	March 15, 2013
Class A(2005-8)	August 25, 2005	$1,000,000,000	One Month LIBOR + 0.04%	August 16, 2010	October 15, 2012
Class A(2005-9)	September 20, 2005	$900,000,000	One Month LIBOR + 0.02%	September 15, 2009	November 15, 2011
Class A(2005-10)	October 17, 2005	$875,000,000	4.65%	October 15, 2010	December 17, 2012
Class A(2005-11)	November 3, 2005	$750,000 000	One Month LIBOR + 0.07%	October 15, 2012	December 15, 2014
Class A(2005-12)	December 20, 2005	$1,650,000,000	One Month LIBOR + 0.01%	December 15, 2008	February 15, 2011
Class A(2005-13)	December 20, 2005	$700,000,000	One Month LIBOR + 0.04%	December 15, 2010	February 15, 2013
Class A(2006-1)	February 16, 2006/ February 28, 2006	$3,100,000,000	One Month LIBOR + 0.04%	February 15, 2011	April 15, 2013
Class A(2006-2)	February 22, 2006	$425,000,000	5.16%	February 16, 2016	April 16, 2018
Class A(2006-3)	May 15, 2006	$1,000,000,000	One Month LIBOR -0.01%	May 15, 2009	July 15, 2011
Class A(2006-4)	August 29, 2006	$750,000,000	One Month LIBOR + 0.02%	August 15, 2011	October 15, 2013
Class A(2006-5)	October 2, 2006	$750,000,000	One Month LIBOR + 0.02%	September 15, 2011	November 15, 2013
Class A(2006-6)	October 30, 2006	$200,000,000	One Month LIBOR + 0.03%	October 15, 2015	December 15, 2017
Class A(2006-7)	December 18, 2006	$1,150,000,000	One Month LIBOR + 0.01%	December 15, 2010	February 15, 2013
Class A(2006-8)	December 18, 2006	$500,000,000	One Month LIBOR + 0.06%	December 16, 2013	February 16, 2016
Class A(2007-1)	January 25, 2007	$2,000,000,000	One Month LIBOR + 0.02%	January 18, 2011	March 15, 2013
Class A(2007-2)	February 21, 2007	$400,000,000	One Month LIBOR + 0.05%	February 15, 2017	April 15, 2019
Class A(2007-3)	February 15, 2007	$450,000,000	5.23%	February 15, 2017	April 15, 2019
Class A(2007-4)	February 22, 2007	$2,000,000,000	One Month LIBOR + 0.00%	February 16, 2010	April 16, 2012
Class A(2007-5)	April 11, 2007/ April 26, 2007/
	May 22, 2007	$470,000,000	One Month LIBOR + 0.04%	March 15, 2017	March 15, 2019
Class A(2007-6)	April 26, 2007	$2,000,000,000	One Month LIBOR + 0.00%	April 15, 2010	April 16, 2012
Class A(2007-7)	May 9, 2007	$215,000,000	One Month LIBOR + 0.02%	June 16, 2014	June 15, 2017
Class A(2007-8)	May 30, 2007	$200,000,000	One Month LIBOR + 0.02%	March 16, 2015	March 15, 2017
Class A(2007-9)	June 15, 2007	$1,000,000,000	One Month LIBOR + 0.03%	June 15, 2012	June 16, 2014
Class A(2007-10)	June 29, 2007	$1,050,000,000	One Month LIBOR + 0.04%	June 15, 2012	June 16, 2014
Class A(2007-11)	July 19, 2007	$750,000,000	One Month LIBOR + 0.00%	July 15, 2010	July 16, 2012
Class A(2007-12)	August 1, 2007	$405,000,000	One Month LIBOR + 0.05%	August 15, 2017	August 15, 2019
Class A(2007-13)	July 26, 2007	$750,000,000	One Month LIBOR + 0.04%	July 16, 2012	July 15, 2014
Class A(2007-14)	September 27, 2007/ October 15, 2007	$2,025,000,000	One Month LIBOR + 0.25%	September 15, 2009	September 15, 2011
Class A(2007-15)	October 3, 2007	$1,900,000,000	4.96%	September 15, 2010	September 17, 2012
Class A(2007-16)	October 9, 2007/ October 31, 2007	$625,000,000	Three Month LIBOR + 0.30%	June 15, 2012	June 16, 2014
Class A(2007-17)	October 15, 2007	$2,000,000,000	5.12%	October 15, 2012	October 15, 2014
Class A(2007-18)	October 31, 2007	$2,000,000,000	One Month LIBOR + 0.26%	January 15, 2013	January 15, 2015
Class A(2008-1)	January 28, 2008	$2,800,000,000	One Month LIBOR + 0.45%	January 15, 2010	January 17, 2012
Class A(2008-2)	February 20, 2008	$1,035,000,000	One Month LIBOR + 0.90%	February 17, 2015	February 15, 2017
Class A(2008-3)*	March 17, 2008	$710,000,000	One Month LIBOR + 1.10%	March 17, 2014	March 15, 2016

*	The additional Class A(2008-3) notes form a part of the same tranche and have the same terms as (other than issuance date and initial interest payment), and are fungible with, the issuing entity’s $710,000,000 Class A(2008-3) notes that are expected to be issued on March 17, 2008.

A-I-1

Class B	Issuance Date	Nominal Liquidation Amount	Note Interest Rate	Scheduled Principal Payment Date	Legal Maturity Date
Class B(2003-1)	April 15, 2003	$200,000,000	One Month LIBOR + 0.37%	April 15, 2008	December 15, 2010
Class B(2003-3)	September 16, 2003	$275,000,000	One Month LIBOR + 0.32%	September 15, 2008	May 16, 2011
Class B(2004-1)	August 4, 2004	$250,000,000	One Month LIBOR + 0.32%	July 15, 2009	March 15, 2012
Class B(2004-2)	August 17, 2004	$300,000,000	4.37%	August 17, 2009	April 16, 2012
Class B(2005-1)	May 9, 2005	$300,000,000	One Month LIBOR + 0.14%	April 15, 2008	December 15, 2010
Class B(2005-2)	July 29, 2005	$600,000,000	4.52%	October 15, 2008	December 15, 2010
Class B(2005-3)	September 14, 2005	$750,000,000	One Month LIBOR + 0.20%	March 15, 2013	May 15, 2015
Class B(2005-4)	October 28, 2005	$325,000,000	One Month LIBOR + 0.22%	January 17, 2012	March 17, 2014
Class B(2005-5)	October 28, 2005	$325,000,000	One Month LIBOR + 0.22%	January 15, 2014	March 15, 2016
Class B(2006-1)	February 28, 2006	$400,000,000	One Month LIBOR + 0.15%	February 15, 2011	April 15, 2013
Class B(2006-2)	August 29, 2006	$350,000,000	One Month LIBOR + 0.10%	August 16, 2010	October 15, 2012
Class B(2007-1)	February 21, 2007	$515,000,000	One Month LIBOR + 0.25%	February 15, 2017	April 15, 2019

Class C	Issuance Date	Nominal Liquidation Amount	Note Interest Rate	Scheduled Principal Payment Date	Legal Maturity Date
Class C(2003-2)	May 6, 2003	$175,000,000	One Month LIBOR + 1.14%	April 15, 2008	December 15, 2010
Class C(2003-3)	June 18, 2003	$400,000,000	4.77%	June 17, 2013	February 16, 2016
Class C(2003-4)	June 18, 2003	$150,000,000	One Month LIBOR + 1.03%	June 16, 2008	February 15, 2011
Class C(2004-1)	March 23, 2004	$150,000,000	One Month LIBOR + 0.50%	March 16, 2009	November 15, 2011
Class C(2004-2)	June 30, 2004	$165,000,000	One Month LIBOR + 0.80%	June 16, 2014	February 15, 2017
Class C(2004-3)	November 9, 2004	$200,000,000	One Month LIBOR + 0.47%	October 15, 2009	June 15, 2012
Class C(2005-1)	March 17, 2005	$425,000,000	One Month LIBOR + 0.37%	March 15, 2010	November 15, 2012
Class C(2005-2)	May 19, 2005	$150,000,000	One Month LIBOR + 0.44%	May 15, 2012	January 15, 2015
Class C(2005-3)	October 6, 2005	$120,000,000	One Month LIBOR + 0.34%	September 15, 2010	November 15, 2012
Class C(2005-4)	November 16, 2005	$300,000,000	One Month LIBOR + 0.33%	November 15, 2010	January 15, 2013
Class C(2006-1)	January 26, 2006	$250,000,000	One Month LIBOR + 0.40%	January 15, 2013	March 16, 2015
Class C(2006-2)	February 16, 2006	$350,000,000	One Month LIBOR + 0.30%	February 15, 2011	April 15, 2013
Class C(2006-3)	April 17, 2006	$175,000,000	One Month LIBOR + 0.23%	April 15, 2009	June 15, 2011
Class C(2006-4)	November 28, 2006	$335,000,000	One Month LIBOR + 0.29%	November 15, 2011	January 15, 2014
Class C(2007-1)	February 21, 2007	$405,000,000	One Month LIBOR + 0.46%	February 15, 2017	April 15, 2019

A-I-2

Annex II

Outstanding First USA Master Trust Series and Chase Master Trust Series

The information provided in this Annex II is an integral part of the prospectus supplement.

Outstanding First USA Master Trust Series:

Series/Class	Issuance Date	Current Invested Amount	Certificate Rate	Scheduled Payment Date	Termination Date
1. Series 1998-2
•Class A	May 21, 1998	$579,000,000	One Month LIBOR - .125%	June 18, 2008	February 18, 2011
•Class B	—	$52,320,000	One Month LIBOR - .125%	—	—
•Excess Collateral Amount	—	$66,272,000	—	—	—
2. Series 1998-6
•Class A	August 27, 1998	$800,000,000	One Month LIBOR + .16%	August 18, 2008	April 18, 2011
•Class B	—	$72,289,000	One Month LIBOR + .36%	—	—
•Excess Collateral Amount	—	$91,567,000	—	—	—
3. Series 2002-CC	May 1, 2002	$3,000,000,000 (expected to be $19,000,000,000 as of the issuance date)

A-II-1

Outstanding Chase Master Trust Series:

Series/Class	Issuance Date	Current Invested Amount	Certificate Rate	Scheduled Payment Date	Termination Date
1. Series 1998-4
•Class A	July 28, 1998	$552,486,188	One Month LIBOR + 0.134%	August 15, 2008	December 15, 2010
•Class B	—	$46,040,000	One Month LIBOR + 0.36%	September 15, 2008	—
2. Series 2002-3
•2002-3 Certificate	May 30, 2002	$1,500,000,000			September 15, 2011
•Class A Notes	—	$1,260,000,000	One Month LIBOR + 0.17%	May 15, 2009	—
•Class B Notes	—	$105,000,000	One Month LIBOR + 0.45%	June 15, 2009	—
•Class C Notes	—	$135,000,000	One Month LIBOR + 1.03%	June 15, 2009	—
3. Series 2003-2
•2003-2 Certificate	April 15, 2003	$1,340,000,000			July 15, 2010
•Class B Notes	—	$93,800,000	One Month LIBOR + 0.35%	April 15, 2008	—
•Class C Notes	—	$120,600,000	One Month LIBOR + 1.30%	April 15, 2008	—
4. Series 2003-3
•2003-3 Certificate	June 25, 2003	$1,425,000,000			October 15, 2010
•Class A Notes	—	$1,197,000,000	One Month LIBOR + 0.11%	June 16, 2008	—
•Class B Notes	—	$99,750,000	One Month LIBOR + 0.35%	July 15, 2008	—
•Class C Notes	—	$128,250,000	One Month LIBOR +1.08%	July 15, 2008	—
5. Series 2003-4
•2003-4 Certificate	September 19, 2003	$725,000,000			January 15, 2016
•Class A Notes	—	$609,000,000	One Month LIBOR + 0.24%	September 16, 2013	—
•Class B Notes	—	$50,750,000	One Month LIBOR + 0.65%	October 15, 2013	—
•Class C Notes	—	$65,250,000	One Month LIBOR + 1.25%	October 15, 2013	—
6. Series 2003-5
•2003-5 Certificate	September 30, 2003	$1,000,000,000			January 17, 2011
•Class A Notes	—	$840,000,000	One Month LIBOR + 0.12%	September 15, 2008	—
•Class B Notes	—	$70,000,000	One Month LIBOR + 0.33%	October 15, 2008	—
•Class C Notes	—	$90,000,000	One Month LIBOR + 0.92%	October 15, 2008	—
7. Series 2003-6
•2003-6 Certificate	November 3, 2003	$2,000,000,000			February 15, 2011
•Class A Notes	—	$1,680,000,000	One Month LIBOR + 0.11%	October 15, 2008	—
•Class B Notes	—	$140,000,000	One Month LIBOR + 0.35%	November 17, 2008	—
•Class C Notes	—	$180,000,000	One Month LIBOR + 0.80%	November 17, 2008	—
8. Series 2004-CC	October 20, 2004	$ 500,000,000 (expected to be $3,200,000,000 as of the issuance date)

A-II-2

CHASE ISSUANCE TRUST

Issuing Entity

CHASEseries

$200,000,000

Class A(2008-3) Notes

CHASE BANK USA, NATIONAL ASSOCIATION

Sponsor, Depositor, Originator, Administrator and Servicer

PROSPECTUS SUPPLEMENT

Underwriter

JPMorgan

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

We are not offering the CHASEseries notes in any state where the offer is not permitted.

We do not claim the accuracy of the information in this prospectus supplement and the accompanying prospectus as of any date other than the dates stated on their respective covers.

Dealers will deliver a prospectus supplement and accompanying prospectus when acting as underwriters of the notes and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the notes will deliver a prospectus supplement and accompanying prospectus until June 12, 2008.